Exhibit 10.1

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, New York 10036

CONFIDENTIAL

January 7, 2014

Forest Laboratories, Inc.

909 Third Avenue

New York, NY 10022

Attn: Mr. A. Robert D. Bailey

Project Umbria

Commitment Letter

$1,900 million Senior Unsecured 364-Day Term Bridge Facility

Ladies and Gentlemen:

Forest Laboratories, Inc., a Delaware corporation (the “Company” or “you”) has advised Morgan Stanley Senior Funding, Inc. (“MSSF”, “we”, “us” or the “Commitment Party”) that you intend to acquire (the “Acquisition”) all of the outstanding common stock or other equity interests of a confidential company identified to us as “Umbria”, a Delaware corporation (the “Target”), pursuant to an Agreement and Plan of Merger (the “Acquisition Agreement”), dated as of the date hereof, made by and among you, FRX Churchill Sub, Inc., a newly created Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), FRX Churchill Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Purchaser”) and the Target. All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars. Capitalized terms used but not defined herein shall have the respective meanings given to them in that certain Credit Agreement, dated as of December 4, 2012 (as amended by Amendment No. 1 thereto, dated as of December 2, 2013, and as otherwise amended from time to time prior to the date first written above, the “Existing Credit Agreement”), made by and among the Company, the various subsidiaries of the Company from time to time party thereto as borrowers, the lenders from time to time party thereto (the “Existing Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, and the other persons party thereto as agents, bookrunners and arrangers.

You have advised us that the total funding required to effect the Acquisition, to repay and redeem the existing material indebtedness of the Target, and to pay the fees and expenses incurred in connection therewith shall be provided solely from:

(a) the issuance by the Company of senior unsecured notes or other nonconvertible debt securities, in an offering pursuant to Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (“Securities Act”), or other private placement (the “Notes”), the incurrence of term loans or other similar credit facility debt financings, and/or the issuance of equity, equity-linked or convertible

Forest – Commitment Letter (Jan 2014)

securities (collectively, the Notes and such other incurrence and issuances, the “Company Issuances”), the total gross proceeds of which shall be up to $1,600 million; and/or

(b) in the event that the Company Issuances are not consummated in full on or prior to the date of the consummation of the Acquisition, the incurrence by the Company of senior unsecured 364-day bridge term loans (the “Bridge Loans”) under a senior unsecured 364-day bridge term loan facility (the “Bridge Facility”), in an aggregate principal amount equal to $1,900 million, less the aggregate amount of all Company Issuances occurring on or prior to the date of the consummation of the Acquisition, as described in the summary of terms and conditions attached hereto as Exhibit A (the “Bridge Term Sheet”); and

(c) a drawing of revolving loans by the Company under the Existing Credit Agreement in an amount equal to at least $200 million (the “Revolver Draw”); and

(d) cash on hand of the Company and its subsidiaries in an amount equal to at least $900 million (the “Company Cash Contribution”).

The Acquisition, the entering into of this Commitment Letter, the entering into of the Fee Letter (as defined below), the Company Issuances, the entering into (and the initial borrowing under) the Bridge Facility (if necessary), the Refinancing (as defined below), and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.” No other financing will be required for the Transactions.

1. Commitments. The Commitment Party is pleased to commit to provide 100% of the Bridge Facility subject to and on the terms and conditions expressly set forth herein and in the section entitled “Conditions Precedent” on Exhibit A hereto and the additional conditions attached hereto as Exhibit B (the “Conditions Term Sheet”; such Conditions Term Sheet, together with the Bridge Term Sheet, the “Term Sheets”; and together with this letter agreement, the “Commitment Letter”). It is agreed that (a) MSSF shall act as lead arranger, bookrunner and syndication agent for the Bridge Facility (in such capacity, the “Lead Arranger”); (b) MSSF shall act as administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”; and (c) MSSF will have “left lead” and highest placement on all marketing materials prepared in connection with the Bridge Facility (and MSSF shall have all roles and responsibilities commensurate with such “left lead” designation). It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed (except as provided herein) and no Lender (as defined on Exhibit A hereto) will receive compensation with respect to committing to the Bridge Facility outside the terms contained in this Commitment Letter, or the fee letter agreement executed simultaneously herewith (the “Fee Letter”), in order to obtain its commitment to participate in the Bridge Facility, in each case unless you and we so agree.

Notwithstanding the foregoing, until the date that is 15 business days from the date hereof, you may appoint (a) a single additional person as a lead arranger and bookrunner, and (b) up to four agents, co-agents or other similarly titled persons (other than lead arrangers, bookrunners or book-running managers), in each case in a manner and with economics

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determined by you in consultation with the Lead Arranger; provided, that (i) each additional agent, co-agent, lead arranger or bookrunner shall receive economics with respect to the Bridge Facility in proportion to its commitments thereunder, (ii) in no event shall any additional agent, co-agent, lead arranger, bookrunner or other titled person receive a greater proportion of the aggregate economics in respect of the Bridge Facility than that retained by MSSF, and (iii) in no event shall MSSF’s total economics with respect to the Bridge Facility be reduced to less than 45% of the total economics in respect of the Bridge Facility (it being understood that, to the extent you appoint additional agents, co-agents, lead arrangers or bookrunners or confer other titles in respect of the Bridge Facility, the commitments of the MSSF will be reduced ratably by the amount of the commitments of such appointed entities upon the execution by such appointed entities of customary joinder documentation, and, thereafter, each such entity shall constitute a “Commitment Party” hereunder).

You agree that the funding of the Bridge Facility shall not occur until the conditions expressly set forth in this Section 1 of this Commitment Letter, in the section entitled “Conditions Precedent” on Exhibit A hereto and on Exhibit B hereto have been satisfied or waived (the date upon which all such conditions precedent shall be satisfied or waived, the “Closing Date”). The conditions to availability of the commitments and other obligations hereunder and of the Bridge Facility are limited to those set forth in this Section 1 of this Commitment Letter, in the section entitled “Conditions Precedent” on Exhibit A hereto and on Exhibit B hereto, subject to the Certain Funds Provision, as set forth below. The commitment and other obligations of the Commitment Party hereunder are subject to the satisfaction or waiver of the following conditions substantially concurrently with the funding of the Bridge Facility:

(a) the execution and delivery of definitive loan documentation by the Company and the required guarantors (if any) for the Bridge Facility (the “Bridge Facility Documentation”), which documentation shall be consistent with this Commitment Letter and subject to Certain Funds Provision as set forth below;

(b) the absence, since the date of this Commitment Letter, of any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect with respect to the Target. A “Target Material Adverse Effect” shall mean any development, fact, change, event, effect, occurrence or circumstance that, individually or in the aggregate, has a material adverse effect on (A) the ability of the Target to consummate the “Merger” (as defined in the Acquisition Agreement) or (B) the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Target and the “Subsidiaries” (as defined in the Acquisition Agreement), taken as a whole, in the case of each of the foregoing clauses (A) and (B), excluding any such development, fact, change, event, effect, occurrence or circumstance to the extent resulting from, relating to or arising from (a) other than for purposes of the representations and warranties contained in Section 4.06 of the Acquisition Agreement, or to the extent related to such representations and warranties, the condition set forth in Section 7.02(a) of the Acquisition Agreement, the announcement of the Acquisition Agreement or the identity of Purchaser and its Affiliates (as defined in the Acquisition Agreement), (b) Purchaser’s announcement or other disclosure of its plans or intentions

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with respect to the conduct after the Closing (as defined in the Acquisition Agreement) of the business (or any portion thereof) of the Target or any of the Subsidiaries, (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events in general, (d) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes in Laws (as defined in the Acquisition Agreement) affecting the Target and the Subsidiaries and their respective clients and customers or GAAP (as defined in the Acquisition Agreement), or any underlying accounting principles or the interpretation of any of the foregoing, (f) earthquakes, hurricanes or other natural disasters, or acts of God, (g) changes in the Target’s and the Subsidiaries’ industries in general or the markets they primarily operate in, or changes in the general business or economic conditions affecting such industries or markets, (h) any military conflict, outbreak or escalation of hostilities or war or act of foreign or domestic terrorism, (i) any action taken or omitted to be taken by, or at the written request of, Purchaser, Merger Sub or any of their respective Affiliates (as defined in the Acquisition Agreement) after the date hereof and on or prior to the Closing Date (as defined in the Acquisition Agreement), (j) any failure, in and of itself, by the Target or any Subsidiary to meet internal or published projections, forecasts or estimates of the Target or any Subsidiary (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (j)), or (k) any action taken by the Target or any Subsidiary as expressly required by the Acquisition Agreement, except, in the cases of clauses (c), (d), (e), (f), (g) and (h), to the extent that any such development, fact, change, event, effect, occurrence or circumstance, individually or in the aggregate, materially disproportionately affected the Target or the Subsidiaries as compared to other Persons (as defined in the Acquisition Agreement) engaged in the same industry; and

(c) the satisfaction or waiver of the other conditions to the funding of the Bridge Facility set forth on Exhibit B hereto.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the making or accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (A) such of the representations made by (or with respect to) the Target and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have (or your affiliate has) the right (taking into account any applicable cure periods) to terminate your (or its) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (pursuant to the terms thereof) as a result of a breach of one or more of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) as they relate to the Company and its subsidiaries; and (ii) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions expressly set forth in this Section 1 of this Commitment Letter, in the section entitled “Conditions Precedent” on Exhibit A hereto and on Exhibit B hereto are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Company and the guarantors set forth in the Bridge Facility Documentation relating as to due organization,

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corporate power and authority, and due authorization, execution, delivery and enforceability of the Bridge Facility Documentation, the Bridge Facility Documentation not conflicting with charter documents, solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (with solvency to be defined in a manner consistent with the form of solvency certificate set forth in Annex I attached to Exhibit B hereto), the FCPA (in a representation substantially the same as the representation the Company made in the purchase agreement entered into in connection with the issuance of the Company’s Existing Notes (as defined on Exhibit A hereto)), and the representations to be included in the Bridge Facility Documentation that are the same as the representations in Section 3.08, Section 3.12, Section 3.18 and Section 3.19 of the Existing Credit Agreement (this paragraph, and the provisions herein, being the “Certain Funds Provision”).

2. Syndication. The Lead Arranger reserves the right, prior to or after the Closing Date, to syndicate all or part of the Commitment Party’s commitment for the Bridge Facility to one or more financial institutions or institutional lenders identified by the Lead Arranger in consultation with you (and subject to your consent, such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the Lead Arranger’s right to syndicate the Bridge Facility and receive commitments with respect thereto, (i) the Commitment Party will not be relieved, released or novated from its obligations hereunder, including its obligation to fund all or any portion of its commitments hereunder until the Closing Date has occurred (other than as provided in the second paragraph of Section 1 above) and (ii) unless you otherwise agree in writing, the Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Party agrees that completion of such syndications is not a condition to its commitments hereunder.

The Lead Arranger intends to commence syndication efforts promptly after the execution of this Commitment Letter by you and, until the later to occur of (x) the Closing Date and (y) the end of the Syndication Period, you agree to actively assist the Lead Arranger in achieving a syndication in respect of the Bridge Facility that is reasonably satisfactory to the Lead Arranger. Such syndication will be accomplished by a variety of means, including direct contact during the syndication of the Bridge Facility between senior management and advisors of you and the proposed syndicate members for such Facility and representatives of S&P and Moody’s (each as defined below). The Lead Arranger will exclusively manage, in consultation with you, all aspects of the syndication, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender (subject to the second paragraph of Section 1 above), any compensation provided to each potential lender from the amount paid to the Lead Arranger pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Bridge Facility among the Lenders.

To assist the Lead Arranger in its syndication efforts, you hereby covenant and agree, until the later to occur of (x) the Closing Date and (y) the end of the Syndication Period:

(a) to provide and cause your advisors to provide, and to use your

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commercially reasonable efforts to cause the Target, its subsidiaries and its advisors to provide, the Lead Arranger and the other relevant syndicate members upon request with customary marketing information reasonably requested by the Lead Arranger, including but not limited to, the Projections (as defined below) and financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of you, the Target or its subsidiaries or your or their respective advisors;

(b) to assist in the preparation of one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type to be used in connection with the syndication of the Bridge Facility (collectively, the “Confidential Memorandum”);

(c) to use your commercially reasonable efforts to ensure that any syndication efforts of the Lead Arranger benefit from your and your subsidiaries’ existing lending and investment banking relationships;

(d) to use commercially reasonable efforts to obtain public corporate credit or family ratings (but no specific rating) of the Borrower after giving effect to the Transactions and ratings (but no specific rating) for the Notes from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”);

(e) to otherwise assist the Lead Arranger in its syndication efforts, including by making available your officers, representatives and advisors, in each case at such times and, to the extent applicable, places, to be mutually agreed and to attend and make presentations regarding the business and prospects of the Company at one or more meetings with potential Lenders, and with representatives of Moody’s and S&P; and

(f) prior to and until the earlier of a Successful Syndication (as defined in the Fee Letter) and 60 days after the Closing Date (the “Syndication Period”), neither the Borrower nor any of its subsidiaries shall, and you shall use commercially reasonable efforts to ensure that neither the Target nor any of its subsidiaries shall, syndicate or issue any competing issues of debt securities or syndicated credit facilities (in each case, other than the Notes, any other Company Issuances in lieu of the Notes or the Bridge Loans as may be agreed between the Company and the Lead Arranger, the Bridge Facility or any indebtedness of the Target permitted to be incurred pursuant to the Acquisition Agreement, in each case, that could reasonably be expected to adversely affect the syndication of the Bridge Facility, without the prior written consent of the Lead Arranger (not to be unreasonably withheld or delayed).

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding upon you, the Target or any of your or its respective affiliates. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Party as a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date shall be those

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required to be delivered pursuant to Exhibit B hereto. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) none of the foregoing clauses (a) through (f) shall constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date (except to the extent also set forth in Section 1 of this Commitment Letter or on Exhibit B hereto) and (ii) the Commitment Party’s commitments hereunder are not subject to the commencement or completion of syndication of the Bridge Facility or to receipt of the Ratings. The only financial statements that shall be required to be provided to the Lead Arranger, the Lenders or any Commitment Party in connection with the syndication of the Bridge Facility shall be those required to be delivered pursuant to paragraph 7 of Exhibit B hereto.

3. Information. You represent and warrant that (a) (to your knowledge as to information concerning the Target and its subsidiaries and its business) all written information (other than the Projections referred to below, estimates, forward-looking statements and other information of a general economic or industry specific nature), that has been or will be made available by you or by any of your representatives (or on your or their behalf) in connection with the Transactions (the “Information”) to the Commitment Party or to any Lender or any potential Lender does not or will not when furnished, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates thereto from time to time); and (b) all financial projections (the “Projections”) that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Party or to any Lender or any potential Lender in connection with the Transactions have been, or will be, prepared in good faith based upon assumptions you believed to be reasonable at the time such Projections were being furnished to the Commitment Party, Lender or potential Lender (it being understood that such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ and that such differences may be material). The Projections do not constitute a guarantee of performance.

You agree that, if at any time prior to the end of the Syndication Period, any of the representations or warranties in the preceding paragraph would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be correct at such time (or as to information concerning the Target and its subsidiaries and its business, correct at such time to your knowledge), it being understood in each case that such supplementation shall cure any breach of such representation or warranty. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Party hereunder or the funding of the Bridge Facility on the Closing Date. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

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You acknowledge that (a) the Lead Arranger may make available the Confidential Memorandum and other marketing materials and presentations prepared with respect to Bridge Facility and the marketing thereof (“Company Materials”) to potential Lenders by posting the Confidential Memorandum and other Company Materials on IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain potential Lenders (such Lenders, “Public Lenders” (and all other Lenders being “Private Lenders”)) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, the Target, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. You further agree to assist, at the request of the Lead Arranger, in the preparation of a version of the Confidential Memorandum or other Company Materials not containing MNPI (the “Public Lender Information”) to be distributed to potential Public Lenders. It is understood that in connection with your assistance described above, customary authorization letters will be included with the Company Materials that authorize the distribution thereof to prospective Lenders (and in the case of the Public Lender Information that confirms the absence of MNPI therein), include a customary representation as to the accuracy of such Company Materials (in the case of Company Materials provided only to Private Lenders, when taken together with the Public Lender Information), and exculpate us, you, the Target and our, your and their respective affiliates, with respect to any liability related to the use or misuse of the contents of the Company Materials or related offering and marketing materials by the recipients thereof. You further agree that, at our reasonable request, you shall identify Public Lender Information by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark any Information as “PUBLIC”). You acknowledge that the following documents will contain solely Public Lender Information, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to potential Private Lenders: (i) drafts and final definitive documentation (other than specified schedules) with respect to the Bridge Facility; (ii) administrative materials prepared by the Lead Arranger for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Bridge Facility.

4. Costs, Expenses and Fees. You agree, to pay or reimburse the Lead Arranger, the Administrative Agent and the Commitment Party for all reasonable and documented costs and expenses incurred by the Lead Arranger, the Administrative Agent and the Commitment Party or their affiliates (whether incurred before or after the date hereof) in connection with the Bridge Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, and the Bridge Facility Documentation, including without limitation, the reasonable fees and disbursements of counsel identified on Exhibit A hereto. The foregoing provisions in this paragraph shall be superseded in each case by the corresponding provisions contained in the Bridge Facility Documentation upon execution thereof. You further agree to pay all reasonable and documented costs and expenses of the Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter. Once paid, all such fees shall not be refundable under any circumstances.

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5. Indemnity. You agree to indemnify and hold harmless each of the Lead Arranger, the Administrative Agent, and the Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, successor, partner, representative and permitted assigns of each of the foregoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever (“Losses”) which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in connection with or resulting from this Commitment Letter, the Fee Letter, the Bridge Facility, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable and documented legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) plus any required regulatory counsel for all such Indemnified Persons, taken as a whole (and, in the case of (i) a conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict or (ii) a reasonable determination by an Indemnified Person that there may be legal defenses available to it which are different from or in addition to those available to the other Indemnified Persons, and, in each case, thereafter retains its own counsel, of one additional firm of counsel for each such group of similarly-situated affected Indemnified Persons, taken as a whole) or other reasonable and documented out of pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for (A) any such Losses (1) to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or a material breach by such Indemnified Person or any related Indemnified Person of its obligations under this Commitment Letter or the Fee Letter or (2) arising out of any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than in its capacity as an arranger or agent under the Bridge Facility), or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld or delayed) (provided that the foregoing indemnity will apply to any such settlement referred to in this clause (B) in the event you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume the defense). In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective security holders or creditors and whether or not any aspect of the Commitment Letter, the Fee Letter, the Bridge Facility or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (I) no Indemnified Person shall be liable for damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any related indemnified person, and (II) notwithstanding any other provisions of this Commitment Letter to the contrary, none of

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we, you, the Target or any other Indemnified Person shall be liable for any indirect, special, punitive or consequential damages incurred in connection with the Transactions or the other transactions contemplated by this Commitment Letter; provided that your indemnification obligations to us or any other Indemnified Person shall include Losses arising from any third party claims for such damages.

You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

6. Confidentiality. This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons. This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity without the prior written approval of the Commitment Party (such approval not to be unreasonably withheld or delayed) except to your directors, officers, employees and advisors who are directly involved in the negotiation of the Transactions ( “Controlled Affiliates”) and the Controlled Affiliates of the Target, in each case on a “need-to-know” basis and only in connection with the evaluation of the Transactions; provided that any disclosure of the Fee Letter or its terms or substance to the Target or their respective directors, officers, employees and advisors shall be redacted in a manner reasonably satisfactory to the Commitment Party unless the Commitment Party otherwise agrees. Notwithstanding the foregoing, (i) you may disclose the Commitment Letter (but not the Fee Letter) in any syndication or other marketing materials in connection with the Bridge Facility or in connection with any public filing relating to the Transactions, (ii) you may file a copy of any portion of this Commitment Letter (but, for the avoidance of doubt, not the Fee Letter) in any public record in which it is required by law to be filed, (iii) you may disclose the existence and contents of this Commitment Letter, including Exhibit A hereto to any rating agency or other person in connection with the Transactions to the extent necessary to satisfy your obligations or the conditions hereunder, (iv) you may make such other public disclosures of any of the terms and conditions hereof pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or as otherwise required by law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure) and (v) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Bridge Facility or the Notes or in any public filing relating to the Transactions.

The Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder or in connection with the

10	Forest – Commitment Letter (Jan 2014)

Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or any of its affiliates (in which case the Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Party from a third party that is not, to the Commitment Party’s knowledge, subject to confidentiality obligations owing to you or any of your affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Party, (f) to the Commitment Party’s affiliates and to its and its affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees, in each case who agree to be bound by the terms of this paragraph or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any potential or prospective Lenders, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, participant or assignees that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information. The Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Bridge Facility Documentation upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary of the date hereof.

7. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Company and the Target and its subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Company and the Target in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Party and each other Lender.

8. Governing Law, Waiver of Jury Trial, Etc. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the

11	Forest – Commitment Letter (Jan 2014)

application of the laws of another jurisdiction will be required thereby; provided, however, that (a) the interpretation of the definition of “Target Material Adverse Effect” and whether there shall have occurred a Target Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) the determination of whether the representations made by the Target are accurate and whether as a result of any inaccuracy of any such representations you (or your applicable affiliates) have the right to terminate your (or their) obligations, or have the right not to consummate the Acquisition, under the Acquisition Agreement, shall be determined pursuant to the Acquisition Agreement, which is governed by, and enforced pursuant to, the laws of the State of Delaware, its rules of conflict of laws notwithstanding, and so far as applicable, the merger provisions of the DGCL (as defined in the Acquisition Agreement, in accordance with Section 9.08 of the Acquisition Agreement. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived. Each Party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agrees that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.

9. Other Activities; No Fiduciary Relationship; Other Terms.

As you know, the Commitment Party is a full service securities firms engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Party and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Party and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Company, the Target or their respective affiliates, or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates may have economic interests that conflict with those of the Target or the Company, and may provide financing or other services to parties whose interests conflict with yours or the Target’s. You agree that the Lead Arranger, the Administrative Agent and the

12	Forest – Commitment Letter (Jan 2014)

Commitment Party will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arranger, the Administrative Agent and the Commitment Party on the one hand and the Target or the Company, or their respective management, stockholders or affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arranger, the Administrative Agent and the Commitment Party, on the one hand, and you on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party is acting solely as a principal and not as a fiduciary of you or your affiliates, management, stockholders, creditors or any other person, (iii) the Lead Arranger, the Administrative Agent and the Commitment Party have not assumed an advisory or fiduciary responsibility in favor of you or your affiliates, management, stockholders or creditors with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arranger, the Administrative Agent or the Commitment Party, or any of their respective affiliates, had advised or is currently advising you on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter, and (iv) you have consulted your legal, tax and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you and your subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto. In addition, please note that the Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates do not provide accounting, tax or legal advice. You and your subsidiaries agree that you or they will not claim that the Lead Arranger, the Administrative Agent or the Commitment Party or any of their respective affiliates has rendered advisory services or any nature or respect, or owes a fiduciary or similar duty to you or any of your subsidiaries, in connection with the Transactions or the process leading thereto.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You also agree that the Commitment Party may, subject to the syndication provisions in Section 2 above, at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates. You acknowledge that the Commitment Party may share with any of its affiliates, and such affiliates may share with the Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions subject to the terms set forth in Section 6 hereof.

10. Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 11:59 p.m., New York time, on January 7, 2014. Thereafter, the commitments and other obligations of the Commitment Party set forth in this Commitment Letter shall automatically terminate unless each of the Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Bridge Facility Documentation by all of the parties thereto and the consummation of the

13	Forest – Commitment Letter (Jan 2014)

Acquisition; (ii) the later of (x) 5:00 p.m., New York time, on the sixth month anniversary of the date hereof, and (y) if all of the conditions in Section 7.01 of the Acquisition Agreement are satisfied and the “Marketing Period” (as defined in the Acquisition Agreement) has commenced but has not yet ended, the fifth Business Day after the end of the Marketing Period, in each case if the Bridge Facility Documentation shall not have been executed and delivered by all such parties thereto; and (iii) the valid termination of the Acquisition Agreement in accordance with its terms prior to the closing of the Acquisition; provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Party with respect to the Bridge Facility and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by the Commitment Party or any of its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Bridge Facility Documentation for the purpose of executing and delivering the Bridge Facility Documentation substantially simultaneously with the consummation of the Acquisition.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic “.pdf” shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of Sections 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter; provided that Sections 2 and 3 shall survive only if the Closing Date occurs and provided further that the indemnification and expense reimbursement provisions contained in the Bridge Facility Documentation shall supersede your indemnification and expense reimbursement obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by you without our prior written consent and any such purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

14	Forest – Commitment Letter (Jan 2014)

We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Pramod Raju
	Name:	Pramod Raju
	Title:	Authorized Signatory

[SIGNATURE PAGE]	Forest – Commitment Letter (Jan 2014)

Agreed to and accepted as of the date first written above:

FOREST LABORATORIES, INC.

By:	/s/ A. Robert D. Bailey
	Name:	A. Robert D. Bailey
	Title:	Senior Vice President, Chief Legal Officer, General Counsel and Secretary

[SIGNATURE PAGE]	Forest – Commitment Letter (Jan 2014)

EXHIBIT A

Project Umbria

$1,900 million Senior Unsecured 364-Day Term Bridge Facility1

Borrower:	Forest Laboratories, Inc. (the “Company” and the sole “Borrower” under the Bridge Facility).

Administrative Agent:

Morgan Stanley Senior Funding, Inc. (“MSSF”) shall act as sole and exclusive administrative agent for the Lenders (as defined below) under the Bridge Facility (in such capacity, the “Administrative Agent”).

Lenders:

Banks, financial institutions and other lenders selected by the Lead Arranger in consultation with the Company (and subject to the Company’s consent, such consent not to be unreasonably withheld, delayed or conditioned) (together with the Commitment Party, the “Lenders”).

Lead Arranger and Bookrunner:	MSSF will act as lead arranger and bookrunner for the Bridge Facility (in such capacity, the “Lead Arranger”).

Syndication Agent:	MSSF will act as syndication agent for the Bridge Facility (in such capacity, the “Syndication Agent”).

Transactions:	As described in the Commitment Letter.

Bridge Facility:

Initial Principal Amount: A senior unsecured increasing rate 364-day term loan bridge facility in an aggregate principal amount equal to $1,900 million, less the aggregate gross proceeds of all Notes and other Company Issuances (each as defined in the commitment letter to which this Exhibit A is attached) issued or incurred on or prior to the Closing Date (the “Bridge Facility”).

Availability: The Borrower may borrow the full initial principal amount, or less than the full initial principal amount, of the Bridge Facility in a single borrowing on the Closing Date. No amounts may be borrowed (or re-borrowed) under the Bridge Facility after the Closing Date.

Use of Proceeds: The loans made pursuant to Bridge Facility (the “Bridge Loans”) may only be incurred on the Closing

[1]	Capitalized terms used herein without definition have the meanings given such terms in the Commitment Letter to which this Exhibit A is attached, including Exhibit B.

A-1	Forest – Commitment Letter (Jan 2014)

Date and the proceeds thereof shall be utilized solely (i) to finance the Transactions, and (ii) to pay fees and expenses incurred in connection with the Transactions.

Maturity: 364 days after the Closing Date (the “Bridge Final Maturity Date”).

Amortization: None.

Security:	None.

Guarantees:

The obligations under the Bridge Facility shall benefit from guarantees made by the subsidiaries of the Company which are also guarantors of the Company’s Existing Notes, if any (including any subsidiaries of the Company which shall become guarantors of the Existing Notes at any time on or after the Closing Date).

Such guarantees shall be on the same terms (and have the same exclusions) as the guarantees provided under the Existing Notes.

As used herein, “Existing Notes” means the 5.00% notes of the Company maturing in 2021, issued pursuant to the indenture dated as of December 10, 2013.

Voluntary Prepayments and Commitment Reductions:

The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon prior written notice, at the option of the Company, except that any prepayment of LIBO Rate advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any break funding costs of the Lenders resulting therefrom, pursuant to provisions substantially the same as those contained in the Existing Credit Agreement.

Each optional prepayment of the Bridge Facility shall be applied as directed by the Company.

The unutilized portion of any commitment under the Bridge Facility shall automatically terminate following the Closing Date.

Mandatory Prepayment:

The Company will be required to prepay Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to (a) 100% of the net proceeds received by the Company or any of its subsidiaries from the issuance of Securities (as defined in the Fee Letter) or any other capital markets indebtedness (including convertible and non-

A-2	Forest – Commitment Letter (Jan 2014)

convertible securities) or syndicated term loan indebtedness issued or incurred after the Closing Date (provided, however, for the avoidance of doubt, excluding the issuance or incurrence of any revolving indebtedness, intercompany indebtedness or indebtedness incurred to finance working capital in the ordinary course of business), and (b) 100% of the net proceeds received by the Company or any of its subsidiaries from the non-ordinary course sale of material property and assets in excess of specified threshold amounts per transaction and per fiscal year to be agreed, subject to customary reinvestment rights, and excluding (i) sales of inventory, (ii) ordinary course dispositions, (iii) dispositions of obsolete or worn-out property and property no longer used or useful in the business, (iv) inter-company dispositions, (v) dispositions in connection with cost cutting initiatives, (vi) dispositions by foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in adverse tax consequences as reasonably determined by the Borrower, (vii) the proceeds from a specific contemplated asset sale previously identified to the Administrative Agent and (viii) other customary exceptions to be set forth in the Bridge Facility Documentation.

Interest Rates:

The Bridge Loans will accrue interest at a rate per annum equal to the “Adjusted LIBO Rate” (as defined in the Existing Credit Agreement) applicable to a three-month interest period, as determined by the Administrative Agent (adjusted quarterly), plus the spread. The spread will initially be 400 basis points. If the Bridge Loans are not repaid in full within three months following the Closing Date, the spread will increase by 50 basis points at the beginning of the fourth month following the Closing Date, and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter.

The Adjusted LIBO Rate shall be deemed to be not less than 1.00% per annum.

Interest on the Bridge Loans will be payable in arrears at the end of each three-month period and at the Bridge Final Maturity Date. Interest on the Bridge Loans shall not exceed the Total Cap (as defined in the Fee Letter).

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Bridge Loans exceed the amount specified in the Fee Letter in respect of the Bridge

A-3	Forest – Commitment Letter (Jan 2014)

Facility as the “Total Cap”. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:	Same as the Existing Credit Agreement.

Yield Protection:	Same as the Existing Credit Agreement.

Issue Price:	Par.

Conditions Precedent:

Conditions precedent limited to those conditions precedent expressly set forth set forth in Section 1 of the commitment letter to which this Exhibit A is attached and on Exhibit B to the Commitment Letter, and the delivery of a customary borrowing notice.

Representations and Warranties:	Same as the Existing Credit Agreement.

Covenants:

Same as the Existing Credit Agreement, except, that in order to comply with the provisions of Section 6.08 (Restrictive Agreements) of the Existing Credit Agreement, the negative covenants in the Bridge Facility Documentation shall not include restrictions on (x) the ability of the Company or any subsidiary of the company to incur or permit to exist any liens upon any of its property or assets or (y) the ability of any subsidiary of the Company to pay dividends or other distributions with respect to holders of its equity interests or to make or repay loans or advances to the Company or any other subsidiary or to guarantee indebtedness of the Company or any other subsidiary; provided, however, that the Bridge Facility Documentation shall provide that, to the extent that the Existing Credit Agreement is replaced or amended at any time following the Closing Date, then the applicable amended or replacement credit agreement will permit the Bridge Facility Documentation to include the restrictions described in the preceding clauses (x) and (y), and the Company shall cooperate with Administrative Agent and the Lenders to amend the Bridge Facility Documentation to incorporate such restrictive provisions, in each case on substantially the same terms as in the amended Existing Agreement (or any replacement credit agreement, if applicable).

In addition, the Company will be required to use its commercially reasonable efforts to refinance or replace the Bridge Loans as promptly as practicable following the Closing Date.

A-4	Forest – Commitment Letter (Jan 2014)

Financial Covenants:	Same as the Existing Credit Agreement.

Events of Default:	Same as the Existing Credit Agreement.

Bridge Facility Documentation:

The Bridge Facility and the Bridge Loans to be made thereunder will be subject to the Bridge Facility Documentation, which shall include, among other agreements, documents and instruments, a bridge credit or loan agreement and guarantees, in each case consistent with the Commitment Letter (including this Exhibit A) and subject to the Certain Funds Provision. To the extent that the terms of provisions of the Bridge Facility Documentation are not specified in the Commitment Letter, such provisions shall be substantially consistent with the corresponding provisions of the Existing Credit Agreement and the other “Loan Documents”, as defined in the Existing Credit Agreement (the “Existing Loan Documents”), but incorporating such changes as may be reasonably required by a term loan facility.

Assignments and Participations:

Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its Bridge Loans and commitments under the Bridge Facility; provided, however, that unless a payment or bankruptcy event of default shall have occurred and be continuing, or a Demand Failure (as defined below) has occurred, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required with respect to any assignment that would result in the Commitment Party holding less than a majority of the aggregate outstanding principal amount of the Bridge Loans and commitments under the Bridge Facility. Assignments will require payment of an administrative fee to the Administrative Agent and, except for an assignment to an existing Lender or an affiliate of an existing Lender, the consent of the Administrative Agent. In addition, each Lender may sell participations in all or a portion of its Bridge Loans and commitments under the Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues).

In the event of a “Demand Failure” (as defined in the Fee Letter), the assignment of commitments and/or Bridge Loans under the Bridge Facility shall be subject to the applicable Demand Failure-related provisions of the Fee Letter

Voting; Waivers and	Same as the Existing Credit Agreement, subject to customary changes applicable to voting, waivers and amendments under

A-5	Forest – Commitment Letter (Jan 2014)

Amendments:	term loan agreements.

Defaulting Lenders:	Same as the Existing Credit Agreement, subject to customary changes applicable to term loan lenders.

Indemnification and Expenses:	Same as the Existing Credit Agreement.

Governing Law and Forum:

Same as the Existing Credit Agreement, except, that the Borrower and its subsidiaries shall submit to the exclusive jurisdiction of New York and Federal courts sitting in the Borough of Manhattan, and any appellate court from any thereof.

Counsel to Administrative Agent and Lead Arranger:	Shearman & Sterling LLP.

A-6	Forest – Commitment Letter (Jan 2014)

EXHIBIT B

Project Umbria

$1,900 million Senior Unsecured 364-Day Term Bridge Facility

Conditions Precedent2

Except as otherwise set forth below, the initial borrowing under the Bridge Facility on the Closing Date will be subject to the satisfaction or waiver of the following additional conditions precedent, subject to the Certain Funds Provision in all respects:

1. The Acquisition shall have been consummated prior to, or shall be consummated substantially simultaneously with, the borrowings under the Bridge Facility, in all material respects, in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement (including all schedules and exhibits thereto) shall be in full force and effect, and shall not have been amended, modified or waived, or any consent given thereunder, in each case in a manner materially adverse to the interests of the Lead Arranger, the Commitment Party or the Lenders (collectively, the “Lending Parties”), or are made with the consent of the Lead Arranger (such consent not to be unreasonably withheld or delayed); provided, that (a) any change to the definition of “Material Adverse Effect” therein (or any change to any of definitions included within the defined term “Material Adverse Effect” or to Section 7.02(e) of the Acquisition Agreement) shall be deemed to be materially adverse to the Lending Parties; (b) any reduction in the purchase price for the Acquisition shall be deemed not to be materially adverse to the Lending Parties so long as the amount of such reduction is applied to reduce the amounts of funded debt on the Closing Date under the Bridge Facility (and/or the Notes and other Company Issuances, if applicable) and under the Revolver Draw, and the amount of the Company Cash Contribution, on a pro rata basis; and (c) any increase in the purchase price shall not be materially adverse to the Lending Parties so long as such increase is funded by cash on hand of the Company, and not by drawings under the Existing Credit Agreement.

2. The Target shall have repaid, or shall repay substantially simultaneously with the borrowing under the Bridge Facility, in full, all indebtedness for borrowed money owed by it or any of its subsidiaries (including, without limitation, the repayment or prepayment of all indebtedness outstanding under, and the termination of all commitments to lend made under, that certain Credit Agreement, dated as of October 4, 2013, made by and among, the Target, the lenders from time to time party thereto, the subsidiaries of the Target party thereto, the administrative agent thereunder and the other persons party thereto (as amended, amended and restated or otherwise modified from time to time, the “Target Credit Agreement”), except for indebtedness for borrowed money which is permitted to remain outstanding under the terms of the Acquisition Agreement, with the proceeds of the Bridge Loans and/or the Notes (as applicable) (collectively, the “Refinancing”).

3. The Lead Arranger shall have received (a) a solvency certificate in substantially the form of Annex I hereto; (b) customary legal opinions (consistent with the

[2]	Capitalized terms used herein without definition have the meanings given such terms in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.

B-1	Forest – Commitment Letter (Jan 2014)

“Certain Funds Provision”), payoff letters, corporate records and documents from public officials (to the extent applicable), and officer’s certificates; and (c) customary evidence of authority.

4. The Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date but only to the extent the failure of any Acquisition Agreement Representation to be true and correct in all material respects gives you (or your affiliate) the right to terminate your (or your affiliate’s) obligation to consummate the Acquisition (or the right pursuant to the Acquisition Agreement not to consummate the Acquisition) (in each case, in accordance with the terms of the Acquisition Agreement), and the Specified Representations shall be true and accurate in all material respects (without duplication of any materiality or “material adverse effect” qualifications set forth therein) on and as of the Closing Date, except in the case of any Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be.

5. The Lead Arranger shall have received, at least five days prior to the Closing Date, all documentation and other information about the Company and the Target, and their respective subsidiaries and affiliates, as has been reasonably requested by the Lead Arranger (on behalf of the other Lender Parties) at least ten days prior to the Closing Date that such Lending Parties reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

6. All fees, expenses and other compensation contemplated by the Commitment Letter and the Fee Letter payable to MSSF or any other Lending Parties on the Closing Date and for which invoices have been submitted at least three business days prior to the Closing Date shall have been paid to the extent due.

7. One or more investment banks reasonably satisfactory to the Lead Arranger (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes, and the Company shall have prepared and delivered to the Investment Bank a customary offering memorandum containing all customary information (other than the “description of notes” and other information customarily provided by the Investment Bank or its counsel; provided that the Company shall use commercially reasonable efforts to negotiate a “description of notes”), including financial statements and business and other financial data of the type and form that would be required in a registration statement of the Company on Form S-1 for an offering registered under the Securities Act relating to senior unsecured notes and that would be necessary for the Investment Bank to receive the “comfort letters” specified below, and, in the case of the annual financial statements, the auditors’ report thereon, other than information that is customarily excluded from private placements of debt securities pursuant to Rule 144A promulgated under the Securities Act (including (x) consolidating and other financial statements and data that would be required by Rule 3-09, 3-10 or 3-16 of Regulation S-X or “segment reporting” and (y) Compensation Discussion and Analysis required by Regulation S-K Item 402(b)), and customary pro forma balance sheet and pro forma income statements of the Company giving effect to the Transactions (regardless of whether such pro forma financial information would be required by Regulation S-X for an offering registered under the Securities Act) (collectively, the “Offering Document”), together with a draft of a customary (for private

B-2	Forest – Commitment Letter (Jan 2014)

unsecured debt securities) comfort letter (which shall provide “negative assurance” comfort) by independent registered public accountants of the Company that such auditors are prepared to deliver upon completion of customary procedures (and, to the extent separate historical financial statements of the Target are included therein, a draft of a customary (for private unsecured debt securities) comfort letter (which shall provide “negative assurance” comfort) by independent registered public accountants of the Target that such auditors are prepared to deliver upon completion of customary procedures). The Investment Bank shall have been afforded a period of no less than 10 consecutive business days prior to the Closing Date (the “Bond Marketing Period”) to market the Notes commencing on the date of delivery of the Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”). If at any time you shall in good faith believe that you have provided the financial and other information required for the preliminary offering memorandum referred to in the first sentence of this paragraph 7 (the “Required Information”), you may deliver to the Lead Arranger written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Information on the date specified in such notice and the Bond Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arranger in good faith reasonably believes that you have not completed delivery of such Required Information and, within two business days after their receipt of such notice from you, the Lead Arranger delivers a written notice to you to that effect (stating with specificity which Required Information you have not delivered for purposes of compliance with this condition only) (provided that it is understood that the delivery of such written notice from Lead Arranger to you will not prejudice your right to assert that the Required Information has in fact been delivered).

B-3	Forest – Commitment Letter (Jan 2014)

ANNEX I TO EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

[BORROWER]

AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement and the incurrence of any other Indebtedness on the date hereof, and after giving effect to the application of the proceeds of such Loans and other Indebtedness:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

[Signature Page Follows]

B-I-1	Forest – Commitment Letter (Jan 2014)

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

FOREST LABORATORIES, INC.

By:
Name:
Title:

B-I-2	Forest – Commitment Letter (Jan 2014)